Exhibit 10.3

INDEMNIFICATION AGREEMENT

BETWEEN

POWER ONE, INC.

AND

[DIRECTOR INDEMNITEE]

i

	5.2	Company Participation	8
	5.3	Settlement	9
	5.4	Subrogation	9
6.	Miscellaneous Provisions		9
	6.1	Amendments; Waivers	9
	6.2	Interpretation; Governing Law	9
	6.3	Headings	9
	6.4	Consent to Jurisdiction	9
	6.5	Counterparts	9
	6.6	Successors and Assigns	9
	6.7	Expenses; Legal Fees	10
	6.8	Representation by Counsel; Interpretation	10
	6.9	Specific Performance	10
	6.10	Time is of the Essence	10
	6.11	Notices	10

POWER ONE, INC.
INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is made as of [          ], 2009, by and between Power One, Inc., a Delaware corporation (the “Company”), and the individual whose name appears below the word “Indemnitee” on the signature page of this Agreement (the “Indemnitee”).  In consideration of the services of the Indemnitee to the Company, and to induce the Indemnitee to provide services as a director and/or officer of the Company or any of its subsidiaries, the Company and the Indemnitee agree as follows:

RECITALS

A.

The Indemnitee has agreed to serve, or as applicable, to continue to provide service, as a director and/or officer of the Company or any of its subsidiaries, and in such capacity will render valuable services to the Company.

B.	The Company has concluded that insurance and statutory indemnity provisions may provide inadequate protection to individuals requested to serve as its directors and officers.

C.

To induce and encourage the Indemnitee to serve as a director and/or officer of the Company or any of its subsidiaries, the Company’s Board of Directors has decided that this Agreement is not only reasonable and prudent, but necessary, to promote and ensure the best interests of the Company and its stockholders.

AGREEMENT

1.                                      Definitions

As used in this Agreement:

“Agent” means a director, officer, employee, consultant, fiduciary or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise that the Indemnitee served in any of such capacities at the request of the Company.

“Change in Control Event” has the same meaning as a “Change in Control Event” as defined in the Company’s 2004 Stock Incentive Plan (as it may be amended from time to time).

“DGCL” means the General Corporation Law of the State of Delaware.

“Expenses” includes, but is not limited to, attorneys’ fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses of investigations judicial or administrative proceedings or appeals and amounts paid in settlement by or on behalf of the Indemnitee, and any expenses of establishing a right to indemnification pursuant to this Agreement, to the extent actually and reasonably incurred by the Indemnitee in connection with any Proceeding. “Expenses” does not include the amount of judgments, fines, penalties or ERISA excise taxes actually levied against the Indemnitee.

“Final Determination” or “Finally Determined” means a determination made by a court of competent jurisdiction as to which there is no further right or option of appeal or as to which the time within which an appeal must be filed has expired without such filing.

“Indemnified Costs” means all Expenses, judgments, fines, penalties and ERISA excise taxes actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, appeal, or settlement of any Proceeding.

“Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the Indemnitee has agreed, on behalf of the Company or at the Company’s request, to serve as a director, officer, employee, consultant, fiduciary or agent and which service is covered by the indemnity described in this Agreement) from whom the Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

“Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Indemnitee shall be entitled to indemnification or advancement of expenses from both the Indemnitee-Related Entities and the Company pursuant to applicable law, any agreement or the certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company, or any parent or subsidiary of the Company, or the Indemnitee-Related Entities, as applicable.

A “Potential Change in Control Event” will be deemed to have occurred if:

(a)	the Company enters into an agreement or arrangement that would constitute a Change in Control Event if consummated;

(b)	any person (including the Company) publicly announces an intention to take or to consider taking actions that would constitute a Change in Control Event if consummated; or

(c)	the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control Event has occurred.

“Proceeding” means any threatened, pending or completed action, suit or proceeding (including appeals thereof), whether brought by or in the name of the Company or otherwise and whether of a civil, criminal or administrative or investigative nature, in which the Indemnitee is or will be a party, witness or other participant in, because the Indemnitee is or was an Agent, whether or not the Indemnitee is serving in such capacity at the time any liability or Expense is incurred for which indemnification or reimbursement is to be provided under this Agreement.

2.                                      Indemnification

2.1

Indemnification in Third-Party Actions. The Company will indemnify the Indemnitee if the Indemnitee becomes a party to, is threatened to be made a party to, is a witness or other participant in, or is otherwise involved in any Proceeding (other than a Proceeding by or in the name of the Company to procure a judgment in its favor), because the Indemnitee is or was an Agent, against all Indemnified Costs, to the fullest extent permitted by applicable law.

2.2

Indemnification in Proceedings By or In the Name of the Company. The Company will indemnify the Indemnitee if the Indemnitee is a party to, is threatened to be made a party to, is a witness or other participant in, or is otherwise involved in any Proceeding by or in the name of the Company to procure a judgment in its favor because the Indemnitee was or is an Agent of the Company against all Indemnified Costs in connection with the defense or settlement of the Proceeding, to the fullest extent permitted by applicable law.

2.3	Contribution/Jointly Indemnifiable Claims.

a.

In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is Finally Determined to be unavailable to the Indemnitee in whole or in part, it is agreed that, in such event, the Company shall, to the fullest extent permitted by law, contribute to the payment of all of the Indemnitee’s Indemnified Costs, in an amount that is just and equitable in the circumstances; provided, that, without limiting the generality of the foregoing, such contribution shall not be required where such holding by the court is due to any limitation on indemnification set forth in Section 2.7 or 5.3 hereof.

b.

Given that certain Jointly Indemnifiable Claims may arise due to the service of the Indemnitee as an Agent of the Company at the request of the Indemnitee-

Related Entities, the Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities.  Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company hereunder.  In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, the Indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Company, and the Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights.  The Company and the Indemnitee agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 2.3(b) entitled to enforce this Section 2.3(b) as though each such Indemnitee-related entity were a party to this Agreement.

2.4

Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of, but not the total amount of, the Indemnified Costs, the Company will nevertheless indemnify the Indemnitee for the portion of the Indemnified Costs to which the Indemnitee is entitled.

2.5

Indemnification Hereunder Not Exclusive. The indemnification provided by this Agreement is not exclusive of any other rights to which the Indemnitee may be entitled under the Company’s Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested directors, applicable law, or otherwise, both as to action in the Indemnitee’s official capacity and as to action in another capacity on behalf of the Company.

2.6

Indemnification of Indemnified Costs of Successful Party. Notwithstanding any other provisions of this Agreement, to the extent that the Indemnitee has been successful in defense of any Proceeding or in defense of any claim, issue or matter in the Proceeding, on the merits or otherwise, including, but not limited to, the dismissal of a Proceeding without prejudice (unless such dismissal is based upon a settlement that would not be covered under this Agreement), the Indemnitee will be indemnified against all Indemnified Costs incurred in connection therewith to the fullest extent permitted by applicable law.

2.7

Indemnified Costs Advanced. The Indemnified Costs incurred by the Indemnitee in any Proceeding will be paid promptly by the Company in advance of the final disposition of the Proceeding at the written request of the Indemnitee to the fullest extent permitted by applicable law.  The advances to be made will be paid, or caused to be paid, by the Company to the Indemnitee within 30 days following delivery of the written request by Indemnitee to the Company, accompanied by substantiating documentation.

2.8                               Limitations on Indemnification.  Notwithstanding anything to the contrary in this Agreement, the Company is not required to make payments to:

a.                                       indemnify or advance Indemnified Costs with respect to Proceedings initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under applicable law;

b.                                      subject to Section 2.3(b), indemnify the Indemnitee for any Indemnified Costs for which payment is actually made to the Indemnitee under an insurance policy, except for any excess beyond the amount of payment under the policy;

c.                                       indemnify the Indemnitee for any Indemnified Costs sustained in any Proceeding for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder and amendments thereto or similar provisions of any federal, state or local law; or

d.                                      indemnify the Indemnitee if it is Finally Determined that such payment is unlawful.

3.                                      Presumptions

3.1                               Presumption Regarding Standard of Conduct.  Indemnitee shall be presumed to be entitled to indemnification and advancement of expenses under this Agreement upon submission of a request therefor in accordance with Section 5 of this Agreement, as the case may be.  The Company shall have the burden of proof in overcoming such presumption, and such presumption shall be used as a basis for a determination of entitlement to indemnification and advancement of expenses unless the Company overcomes such presumption by clear and convincing evidence.  Neither the failure of the Company to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.  For purposes of this Agreement, the termination of any action, suit or proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have a particular belief or that it has been Finally Determined that indemnification is not permitted under this Agreement or applicable law.

3.2                               Determination of Right to Indemnification.

3.2.1                     Burden.  If a claim under this Agreement is not paid, or caused to be paid, by the Company within 30 days of receipt of written notice, the right to indemnification as provided by this Agreement will be enforceable by the Indemnitee in any court of competent jurisdiction, and all reasonable costs and expenses incurred by the Indemnitee in connection with such enforcement will be paid promptly by the Company in advance of the final disposition by such court at the written request of the Indemnitee to the fullest extent permitted by applicable law; provided that Indemnitee will reimburse the Company for all such costs and expenses paid by the Company or any of its subsidiaries if and only to the extent that a court of competent jurisdiction Finally Determines that the Indemnitee is not entitled to be indemnified by the Company for such costs and expenses under the provisions of applicable law, the Company’s Bylaws, Certificate of Incorporation, this Agreement, or otherwise.

3.2.2                     Standard.  The Indemnitee’s Expenses incurred in connection with any Proceeding concerning the Indemnitee’s right to indemnification or advances in whole or in part pursuant to this Agreement will be indemnified by the Company regardless of the outcome of the Proceeding, unless it is Finally Determined that each of the material assertions made by the Indemnitee in the Proceeding was not made in good faith or was frivolous.

4.                                      Other Agreements

4.1                               Change in Control Event.  If there is a Change in Control Event or a Potential Change in Control Event of the Company (other than a Change in Control Event or Potential Change in Control Event that has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to the Change in Control Event or Potential Change in Control Event), then with respect to all matters thereafter arising concerning the rights of the Indemnitee to be indemnified for Indemnified Costs, the Company will seek legal advice only from independent counsel selected by the Indemnitee, and reasonably satisfactory to the Company, and who has not otherwise performed other services for the Company or the Indemnitee within the last three years (“Special Independent Counsel”).  The Special Independent Counsel, among other things, will render its written opinion to the Company and the Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law.  The Company will pay, or cause to be paid, the reasonable fees and expenses of the Special Independent Counsel.

4.2                               Maintenance of Liability Insurance.

4.2.1                     Affirmative Covenant of the Company.  While the Indemnitee continues to serve as a director or officer of the Company or any of its subsidiaries, and thereafter while the Indemnitee is subject to any possible Proceeding, the Company will maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from reputable insurers.  The Company has no obligation, however, to obtain or maintain D&O Insurance if it determines in good faith that insurance is not reasonably available, the premium costs for insurance are disproportionate to the amount of coverage provided, the coverage provided by insurance is so limited by exclusions that it provides an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.  The Company will notify promptly the Indemnitee upon termination of all D&O Insurance.  If the Company has D&O Insurance at the time it receives a notice that a Proceeding has commenced, the Company will give prompt notice of such commencement to the insurers as required by the respective policies.  The Company will thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

4.2.2                     Indemnitee Named as Insured.  In all D&O Insurance policies, the Indemnitee will be named as an insured in a manner that provides the Indemnitee the same rights and benefits accorded to the most favorably insured of the Company’s directors and officers.

4.3                               Agreement to Serve.  Indemnitee will serve or continue to serve as an Agent of the Company or any of its subsidiaries for so long as the Indemnitee is duly elected or appointed or until the Indemnitee voluntarily resigns.

4.4                               Effect of this Agreement on Employment Agreement.  Any present or future employment agreement between the Indemnitee and the Company is not modified by the terms of this Agreement.  Nothing contained in this Agreement creates in the Indemnitee any right of continued employment.

4.5                               Nature of Rights; Separability.  The rights afforded to the Indemnitee by this Agreement are contract rights and may not be diminished, eliminated or otherwise affected by amendments to the Company’s Certificate of Incorporation, Bylaws, any applicable subsidiary’s charter documents, or agreements, including D&O Insurance policies.  Each provision of this Agreement, to the extent practicable, is a separate and distinct agreement and independent of the others, so that if any provision of this Agreement is held to be invalid or unenforceable for any reason, the invalidity or unenforceability will not affect the validity or enforceability of the other provisions.  To the extent required, any provision of this Agreement may be modified by a court of competent jurisdiction to preserve its validity and to provide the Indemnitee with the broadest possible indemnification permitted under applicable law.

4.6                               Savings Clause.  If this Agreement or any portion of it is invalidated on any ground by any court of competent jurisdiction, then the Company will nevertheless indemnify the Indemnitee as to Indemnified Costs with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that is not invalidated, or by any applicable law.

4.7                               Repayment of Indemnified Costs.  The Indemnitee will reimburse the Company for all Indemnified Costs paid by the Company or any of its subsidiaries in defending any Proceeding against the Indemnitee if and only to the extent that a Final Determination is made  that the Indemnitee is not entitled to be indemnified by the Company for such Indemnified Costs under the provisions of applicable law, the Company’s Bylaws, Certificate of Incorporation, this Agreement, or otherwise.  The Indemnitee will repay such amounts advanced only if, and to the extent that, it is ultimately determined that

Indemnitee is not entitled to be indemnified for such Indemnified Costs by the Company pursuant to this Agreement.  For the avoidance of doubt, no other form of undertaking shall be required of the Indemnitee other than the execution of this Agreement.

4.8                               Repayment.  The Indemnitee will promptly repay to the Company any amounts paid to the Indemnitee pursuant to other rights of indemnification or under any insurance policy, to the extent those payments are duplicative of payments made to the Indemnitee under this Agreement.

4.9                               Mutual Acknowledgment.  Both the Company and the Indemnitee acknowledge that in certain cases Federal law or applicable public policy may prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise.  The Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify the Indemnitee.

4.10                        Duration of Agreement.  For the avoidance of doubt, the indemnification and advancement of expenses provided under this Agreement shall continue as to the Indemnitee even though he may have ceased to be an Agent.

5.                                      Indemnification Procedure

5.1                               Notice.  Promptly after receipt of notice that a Proceeding has commenced, the Indemnitee will, if a claim is to be made under this Agreement, notify the Company of that fact.  The failure to notify the Company will not relieve it from any liability that it may have to the Indemnitee except to the extent of the Company’s material damage resulting from such failure.

5.2                               Company Participation.  The Company will be entitled to participate in any Proceeding at its own expense and, except as otherwise provided below, to the extent that it may wish, the Company may assume the defense of any Proceeding for which indemnification is sought hereunder, with counsel reasonably satisfactory to the Indemnitee.  After the Company notifies the Indemnitee of the Company’s election to assume the defense of a Proceeding, during the Company’s good faith defense the Company will not be liable to the Indemnitee under this Agreement for any Expenses subsequently incurred by the Indemnitee in connection with the defense of the Proceeding, other than reasonable costs of investigation or as otherwise provided below.  The Indemnitee will have the right to employ the Indemnitee’s counsel in any Proceeding, but the fees and expenses of the counsel incurred after the Company assumes the defense of the Proceeding will be at the expense of the Indemnitee, unless (a) the employment of counsel by the Indemnitee has been authorized by the Company, (b) the Indemnitee has reasonably concluded that there is be a conflict of interest between the Company and the Indemnitee in the conduct of the defense of a Proceeding, or (c) the Company has not in fact employed counsel to assume the defense of a Proceeding.  In each of the foregoing cases the fees and expenses of the Indemnitee’s counsel will be at the expense of the Company.  The Company will not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or any of its subsidiaries or as to which the Indemnitee has made the conclusion that there may be a conflict of interest between the Company and the Indemnitee.

5.3                               Settlement.  The Company will not settle or compromise any Proceeding in any manner that would impose any penalty (unless the penalty imposed is a monetary amount that will be paid in full by the Company) or limitation on the Indemnitee, or would constitute an admission or acknowledgement of wrongdoing, negligence or liability in such Proceeding or any future Proceeding without the Indemnitee’s consent.  The Indemnitee will not settle or compromise any Proceeding without the Company’s consent.  Neither the Company nor the Indemnitee will unreasonably withhold their consent or approval under this Agreement.

5.4                               Subrogation.  If the Company pays, or causes to be paid, Indemnified Costs, the Company will be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against third parties.  The Indemnitee will do all things reasonably necessary to secure such rights, including the execution of documents necessary to enable the Company effectively to bring suit to enforce such rights.

6.                                      Miscellaneous Provisions

6.1                               Amendments; Waivers.  Amendments, waivers, consents and approvals under this Agreement must be in writing and designated as such.  No failure or delay in exercising any right will be deemed a waiver of such right.  For the avoidance of doubt, this Agreement may not be terminated by the Company without Indemnitee’s prior written consent.

6.2                               Interpretation; Governing Law.  This Agreement is to be construed as a whole and in accordance with its fair meaning.  This Agreement is to be interpreted in accordance with the laws of the State of Delaware relating to indemnification of Agents to the fullest extent now or hereafter permitted by law, notwithstanding that such indemnification may not be specifically authorized by the Company’s Certificate of Incorporation or Bylaws or by statute as of the date hereof.

6.3                               Headings.  Headings of Sections and subsections are for convenience only and are not a part of this Agreement.

6.4                               Consent to Jurisdiction.  The Company and the Indemnitee irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement will be brought only in the state courts of the State of Delaware.

6.5                               Counterparts.  This Agreement may be signed in one or more counterparts and by facsimile, and when so signed and delivered will have the same effect as if all signatures appeared on the same document.

6.6                               Successors and Assigns.  All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, spouses, heirs, executors, administrators and legal representatives.  The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement in form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.7                               Expenses; Legal Fees.  Each party will pay its own expenses in the negotiation, preparation and performance of this Agreement.

6.8                               Representation by Counsel; Interpretation.  Each party acknowledges that it has been given an opportunity to be represented by counsel in connection with this Agreement.  Any rule of law, including, but not limited to, Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it, has no application and is expressly waived.

6.9                               Specific Performance.  The Company acknowledges that in view of the uniqueness of the matters contemplated by this Agreement, the Indemnitee would not have an adequate remedy at law for money damages if this Agreement is not being performed in accordance with its terms.  The Company therefore agrees that the Indemnitee will be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the Indemnitee may be entitled.

6.10                        Time is of the Essence.  Time is of the essence in the performance of each provision of this Agreement.

6.11                        Notices.  Any notice to be given hereunder must be in writing and will be deemed effective upon personal delivery, upon delivery by confirmed facsimile or electronic transmission (in either case with duplicate original sent by United States mail) or, if sent by United States mail, three (3) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed as follows (or to another address designated in writing by a party):

If to the Company:	If to the Indemnitee:

Power One, Inc.	At the Indemnitee’s most recent address on the books and records of the Company or at such other address as Indemnitee indicates to the Company
740 Calle Plano
Camarillo, California 93012-8583
Attention: President

The parties have signed this Agreement as of the date first written above.

INDEMNITEE:

POWER ONE, INC.:

By:
Name:
Title: